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Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637 Tom Lange (media) 314-746-1236 www.smurfit-stone.com

SMURFIT-STONE SETTLES ANTITRUST CLASS ACTIONS,
TAKES ADDITIONAL THIRD QUARTER CHARGE

CHICAGO, November 11, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that it has reached an agreement to settle the antitrust class action cases pending against the company, Stone Container Corporation and Jefferson Smurfit Corporation (U.S.), which are based on allegations of a conspiracy among containerboard manufacturers in 1993-95. The companies will make aggregate settlement payments of $92.5 million. Although the exact amounts to be paid by the subsidiaries remain subject to final calculation, Smurfit-Stone believes that Stone Container Corporation will pay approximately $56.5 million and Jefferson Smurfit Corporation (U.S.) will pay approximately $36 million. One-half of the amounts are to be paid in December 2003 and the remainder in January 2005. The settlement is subject to court approval following the usual notice and hearing process.

        All of the other defendants have previously entered into agreements to settle these cases, consequently the settlement by the company will effectively resolve the class actions; however, all of the defendants in the class actions continue to be defendants in approximately ten unresolved lawsuits brought on behalf of parties that have opted out of the class actions to seek their own recovery.

        To account for the settlement and the pending opt-out cases, Smurfit-Stone has recorded an additional charge of $46 million ($28 million after-tax) in the third quarter of 2003. This charge is in addition to the $60 million ($37 million after-tax) litigation charge previously announced. As a result, the third quarter 2003 net loss available to common stockholders, as previously reported on October 29, will increase to $75 million, or $.30 per diluted share. The loss for the nine months ended September 30, 2003, will increase to $116 million, or $.47 per diluted share.

        Commenting on the settlement, Craig A. Hunt, vice president, secretary and general counsel, said, "As we have previously stated, these cases arose out of actions that allegedly occurred a decade ago by individuals who are not part of our current management team. After years of discovery in this litigation, we continue to believe, as the Federal Trade Commission concluded following its own investigation, that no conspiracy existed, and that these cases are without merit. This settlement is an unfortunate, yet advisable, measure for the company, particularly where all other defendants have settled. We believe that the opt-out cases present different legal issues, and we intend to continue to vigorously defend those cases."

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 260 facilities, located primarily in the US, Canada and Mexico, and employs approximately 37,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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SMURFIT-STONE SETTLES ANTITRUST CLASS ACTIONS, TAKES ADDITIONAL THIRD QUARTER CHARGE